HEI Exhibit 10.20
HAWAIIAN ELECTRIC COMPANY, INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose. Hawaiian Electric Company, Inc. (together with any successors thereto, the “Company”) has adopted this Hawaiian Electric Company, Inc. Executive Severance Plan (the “Plan”) to provide severance pay to Eligible Employees (as defined below) who experience a Qualifying Termination (as defined below) on or after February 23, 2024 (the “Effective Date”).
2.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination and all vacation time (i.e., no floating holidays or sick leave shall be paid out) accrued but unused as of the Date of Termination, which shall be paid within seven business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Employee is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Employee may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.
(b)“Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(c)“Applicable Severance Multiple” means (i) with respect to each Tier 1 Employee, 2.0; (ii) with respect to each Tier 2 Employee, 1.5; and (iii) with respect to each Tier 3 Employee, 1.0.
(d)“Base Salary” means the amount an Eligible Employee is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Employee could have received in cash had he or she not elected to contribute to an employee benefit plan maintained by a member of the Company Group, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company Group as consideration for an Eligible Employee’s services.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall have the meaning assigned to such term in any individual employment or severance agreement with the Eligible Employee or, if no such agreement exists or the agreement does not define "Cause," Cause means (i) the refusal or neglect of the Eligible Employee to perform substantially his or her employment-related duties, (ii) the Eligible Employee’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Eligible Employee’s indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company Group or its reputation or the ability of the Eligible Employee to perform his or her employment-related duties or to represent the Company Group), (iv) the Eligible Employee’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company Group or (v) the Eligible Employee’s material breach of any written covenant or agreement with a member of the Company Group not to disclose any information pertaining to the Company Group or not to compete or interfere with the Company Group, provided that, if any such item is susceptible of cure, such item will not be considered a breach unless the Company provides the Eligible Employee written notice of the existence of such condition(s) within 30 days after the Company becomes aware of such condition(s) and the condition(s) specified in such notice are not corrected within 15 days following such Eligible Employee’s receipt of such written notice.
(g)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)“COBRA Continuation Period” means the period beginning on the first day that the Eligible Employee no longer qualifies for active employee health benefit coverage following such Eligible Employee’s Date of Termination and continuing until the earliest to occur of: (i) in the case of a Tier 1 Employee, the end of 104 weeks, in the case of Tier 2 Employees, the end of 78 weeks and, in the case of Tier 3 Employees, the end of 52 weeks; (ii) the time such Eligible Employee becomes eligible to be covered under a group health plan sponsored by another employer (and such Eligible Employee shall promptly notify the Company in the event that such Eligible Employee becomes so eligible); and (iii) the date such Eligible Employee is no longer eligible to receive COBRA continuation coverage.
(i)“Code” means the Internal Revenue Code of 1986, as amended.
(j)“Committee” means the Board or such other person(s) or entity(ies) designated by the Board to administer the Plan or any delegate thereof in whole or in part.
(k)“Company Group” means the Company and each of its Affiliates from time to time.
(l)“Date of Termination” means the effective date of the termination of an Eligible Employee’s employment with the Company Group, such that the Eligible Employee is no longer employed by any member of the Company Group.
(m)“Eligible Employee” means each common law employee of the Company who (i) is the Chief Executive Officer of the Company, a Senior Vice President of the Company or a Vice President of the Company, (ii) is not employed pursuant to a collective bargaining agreement to which any member of the Company Group is a party and (iii) acknowledges in writing that he or she is a participant in the Plan and bound by its terms. Each Eligible Employee shall be assigned as a Tier 1, 2 or 3 Employee. For this purpose, the Company’s Chief Executive Officer shall be a Tier 1 Employee, each Senior Vice President of the Company shall be a Tier 2 Employee and each Vice President of the Company shall be a Tier 3 Employee, with such status being determined as of the Effective Date or, in the case of a subsequently hired or promoted Eligible Employee, as of the date of such or hire or promotion, as the case may be.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Good Reason” means in respect of any Eligible Employee (1) a reduction in an amount greater than 10% of any of the Eligible Employee’s annualized base salary, target annual incentive opportunity, target long-term incentive opportunity, or other element of direct compensation, other than in connection with a general reduction in the applicable compensation that affects all similarly situated employees of the Company in substantially the same proportions, or (2) a material diminution in the Eligible Employee’s authority or executive level, provided the mere transfer of an Eligible Employee from the Company to another entity within the Company Group, in and of itself, will not be deemed a reduction in authority or executive level, and provided further, in either case, that the Eligible Employee shall have notified the Company in writing of the existence of the circumstances giving rise to Good Reason within thirty (30) days following their first occurrence, the Company shall have failed to remedy such circumstances within thirty (30) days following receipt of such notice, and the Eligible Employee terminates his or her employment effective within thirty (30) days thereafter.
(p)“Pro-Rata Annual Bonus” means an amount equal to an Eligible Employee’s Target Annual Bonus multiplied by a fraction, the numerator of which is the number of days in such applicable fiscal year during which such Eligible Employee was employed by the Company Group and the denominator of which is 365.
(q)“Qualifying Termination” means (i) the termination of an Eligible Employee’s employment by the Company without Cause or (ii) a termination of employment by an Eligible Employee for Good Reason, in either case, immediately after which the Eligible Employee is employed by no member of the Company Group.
(r)“Release Consideration Period” means the period of 21 days or 45 days, as applicable, following the date the Company provides the Eligible Employee with a general release of claims before the Eligible Employee must execute such release of claims to fulfill the Release Requirement.
(s)“Release Requirement” means the requirement that an Eligible Employee execute and deliver to the Company a general release of claims, in a customary form, in the case of an employee who is at least 40 years old on the Date of Termination (i) on or prior to the date that is 21 days following the date upon which the Company delivers the release to the Eligible Employee (which shall occur no later than seven days following the Date of Termination) or (ii) in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Employee within any time provided by the Company for such revocation.
(t)“Section 409A” means Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.
(u)“Severance Amount” means, with respect to an Eligible Employee, the sum of (i) an amount equal to the product of (A) the Applicable Severance Multiple and (B) such Eligible Employee’s Base Salary and (ii) the Pro-Rata Annual Bonus, provided that for purposes of calculating the Severance Amount, neither the Base Salary nor the Pro-Rata Annual Bonus shall take into account any temporary reduction in such Eligible Employee’s annualized base salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions, as determined by the Committee in its sole discretion.
(v)“Target Annual Bonus” means the target amount of an Eligible Employee’s annual cash bonus immediately prior to the Date of Termination.
3.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance payments, granting or denial of severance claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii)to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming payments under the Plan;
(iii)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(iv)to make a determination as to the right of any person to a payment under the Plan (including to determine whether and when there has been a termination of an Eligible Employee’s employment and the cause of such termination);
(v)to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
(vi)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
(vii)to sue or cause suit to be brought in the name of the Plan; and
(viii)to obtain from the Company, its Affiliates and from Eligible Employees such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
4.Eligibility. Only individuals who are Eligible Employees may participate in the Plan. Once an individual becomes an Eligible Employee, he or she shall automatically continue to be an Eligible Employee until he or she ceases to be an employee or is removed as an Eligible Employee by the Committee upon not less than 12 months notice but in any event not before the second anniversary of the Effective Date. The Plan shall supersede all prior practices, policies, agreements, procedures and plans relating to severance payments from the Company and its Affiliates with respect to the Eligible Employees with a Date of Termination on or after the Effective Date, exclusive of individual agreements providing among other things for a cash severance benefit upon a “change in control” of a member of the Company Group (an “Individual CIC Agreement”).
5.Plan Benefits.
(a)Qualifying Termination. Unless an Individual CIC Agreement shall provide for severance benefits in the event of the Qualifying Termination (in which case this Plan shall not apply), if an Eligible Employee’s employment ends due to a Qualifying Termination, then such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such Eligible Employee satisfies the Release Requirement and abides by the terms of Section 6 below, such Eligible Employee shall also be entitled to receive:
(i)A cash payment equal to the Severance Amount payable in a lump-sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination.
(ii)If such Eligible Employee timely and properly elects to continue coverage for such Eligible Employee and such Eligible Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall promptly reimburse the Eligible Employee for the amount by which the premiums paid to effectuate such coverage during the COBRA Continuation Period exceeds the amount of the employee contribution that similarly situated active employees of the Company pay for the same or similar coverage under such group health plans during the same period, less applicable taxes and withholdings (the “COBRA Benefit”). Evidence of COBRA premium payment must be submitted to the Company within 30 days. A premium reimbursement will be processed within three weeks following the receipt of payment documentation. Notwithstanding anything in the preceding provisions of this Section 5(a)(ii) to the contrary, (A) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Employee’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (B) if the provision of the benefit described in this Section 5(a)(ii) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and such Eligible Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to such Eligible Employee without such adverse impact on the Company.
(iii)The Company shall reimburse the Eligible Employee for expenses incurred for outplacement services suitable to the Eligible Employee’s position for a period of six months following the Date of Termination (or, if earlier, until the first acceptance by the Eligible Employment of an offer of employment) in an amount not exceeding $10,000, which payment shall be made as soon as practicable but in any event within thirty days following the date of request for reimbursement.
(iv)The Eligible Employee shall vest in any outstanding equity incentive compensation award or other long-term incentive compensation award (i.e., an award with a performance period in excess of one year) on a pro-rata basis such that the award shall vest, to the extent not already vested, in the proportion that the number of days from and following the beginning of the vesting period through and including the Date of Termination bears to the total number of days in the vesting period (with any performance vesting requirement deemed to have been met at target), provided that, in the case of any award subject to Section 409A, to the extent required to avoid triggering a tax under Section 409A such acceleration of vesting under the award shall not accelerate the timing of payment under the award.
(b)Other Non-Qualifying Terminations of Employment. If an Eligible Employee’s employment with the Company Group terminates other than pursuant to a Qualifying Termination, the Eligible Employee shall be entitled to the Accrued Amounts only.
(c)After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Employee is eligible to receive the payments or benefits other than the Accrued =Amounts pursuant to this Section 5 but, after such determination, the Company subsequently acquires evidence or determines that (i) such Eligible Employee has failed to abide by the terms Section 6 below or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Employee’s employment for Cause, then the Company shall have no obligation to pay any amount in excess of the Accrued Amounts, and such Eligible Employee shall promptly return to the Company any payment in excess of the Accrued Amounts received by such Eligible Employee prior to the date that the Company determines that the conditions of this Section 5(c) have been satisfied.
6.Certain Covenants. As a condition to participation in the Plan, each Eligible Employee agrees to comply with the provisions of this Section 6. If an Eligible Employee shall violate the provisions of subsections (a) or (b) below, then, in addition to any other remedies provided the Company pursuant to Section 7 below, the Company shall have no obligation to pay any amount in excess of the Accrued Amounts, and such Eligible Employee shall promptly return to the Company any payment in excess of the Accrued Amounts received by such Eligible Employee prior to the date that the Company determines that the Eligible Employee has violated the provisions of subsections (a) or (b) below.
(a)Nondisparagement. An Eligible Employee shall not at any time make, publish, or communicate to any person or entity any “Disparaging” remarks, comments, or statements concerning or relating to the Company Group or any of their current or former directors, employees or agents or representatives. For this purpose, “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, business acumen, or abilities of the individual or entity being disparaged, or portray such entities or individuals in a negative light.
(b)Confidentiality. Because the Company Group has a legitimate and continuing proprietary interest in the protection of its “Confidential Information” (as defined below) and it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such Confidential Information, all of which is acknowledged by an Eligible Employee as a condition to participation in the Plan, an Eligible Employee shall not at any time without the written consent of the Company or in connection with carrying out the Eligible Employee’s employment duties or responsibilities with the Company Group, furnish or make accessible to anyone or use for the Eligible Employee’s own benefit any trade secrets or confidential or proprietary information of the Company Group, including without limitation its business plans, marketing plans, strategies, systems, programs, methods, trade secrets, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this obligation or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company Group or a third party without breaching any obligations of the Company Group, Eligible Employee or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this obligation. Notwithstanding the foregoing, an Eligible Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information, provided that, in the event that the Eligible Employee is ordered by a court or other government agency to disclose any Confidential Information, the Eligible Employee shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
7.Enforcement. Each Eligible Employee acknowledges that money damages would not be a sufficient remedy for any breach of Section 6 above by the Eligible Employee and that any member of the Company Group shall be entitled to enforce the provisions of Section 6 above by terminating payments or additional benefits then owing to the Eligible Employee and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. In addition, in the event of a breach by an Eligible Employee of Section 6 above, the Eligible Employee shall repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of the Eligible Employee pursuant to the Plan. Such remedies shall not be deemed the exclusive remedies for a breach of Section 6 above but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Eligible Employee and the Eligible Employee’s agents. This Section 7 and Section 6 above are severable and separate, and the unenforceability of any specific Section or provision (or portion thereof) shall not affect the enforceability of any other Section or provision (or portion thereof).
8.Claims Procedure and Review.
(a)Filing a Claim. Any Eligible Employee that the Committee determines is entitled to payment of severance benefits under the Plan is not required to file a claim for such benefit. Any employee (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a written claim for severance benefits under the Plan with the Committee setting forth the facts and arguments for Committee consideration within 90 days after such employee knew or reasonably should have known of the principal facts upon which his or her claim is based.
(b)Initial Determination of a Claim. Within 90 days of the date the Committee receives a claim, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 90 additional days) to reach a decision and the date by which it expects to reach a decision. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) contain the specific reason or reasons for denial of the claim, (D) refer specifically to the pertinent Plan provisions upon which the denial is based, (E) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (F) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of the notice that the claim was denied, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. Within 60 days of the date the Committee receives an appeal, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 60 additional days) to reach a decision and the date by which it expects to reach a decision. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) include specific reasons for the decision, (D) refer specifically to the Plan provisions upon which the decision is based, (E) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (F) a statement of the Eligible Employee’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)Additional Information for a Claim on Review. If the Committee determines it needs further information to complete its review of a claim, the claimant will receive a written notice describing the additional information necessary to make the decision. The claimant will then have 60 days from the date the claimant receives the notice to provide the requested information to the Committee. The time between the date the Committee sends its information request to the claimant and the date the Committee receives the requested information from the claimant does not count against the 60-day period in which the Committee has to decide the claim on review. If the Committee does not receive a response to its request for additional information from the claimant, then the period by which the Committee must reach its decision shall be extended by the 60-day period that was provided to the claimant to submit the additional information. If special circumstances exist, this period may be further extended.
(e)In General. The Committee will make all decisions on claims and review of denied claims. The Committee has the sole discretion, authority and responsibility to decide all factual and legal questions under the Plan, including interpreting and construing the Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of benefits, if any, a claimant is entitled to receive. The Committee may hold hearings and reserves the right to delegate its authority to make decisions. The Committee may rely on any applicable statute of limitations as a basis to deny a claim. The Committee’s decisions are conclusive and binding on all Parties. The claimant may, at his or her own expense, have an attorney or representative act on his or her behalf, but the Committee reserves the right to require a written authorization for a person to act on the claimant’s behalf.
(f)Time Periods. The time period for the Committee to decide a claim begins to run on the date the Committee receives a claimant’s written claim. If a claimant files a timely request for review of a denied claim, the time period for the Committee to decide begins to run on the date the Committee receives the written request. In both cases, the time period begins to run whether or not the claimant submits comments or information that he or she would like considered by the Committee.
(g)Limitations Period. If a claimant files a claim within the required time, completes the entire claims procedure and the Committee denies such claim after the claimant requests a review, the claimant may sue over the claim (unless he or she has executed a release of such claim). The claimant must commence this lawsuit within six months after the claims process is completed. Regardless of when the claimant files the claim, the claimant may not, under any circumstances, commence a lawsuit more than 30 months after he or she knew or should have known the facts supporting the claim. Before commencing legal action to recover benefits or to enforce or clarify rights, the claimant must complete all of the Plan’s claim procedures. The Company shall reimburse an Eligible Employee for all expenses (including reasonable attorney's fees) incurred by the Eligible Employee in connection with such a legal action to the extent the Eligible Employee prevails in such contest. Such costs shall be paid to such Participant promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses, which reimbursement payment shall be made as soon as practicable but in any event within thirty days following the date of request for reimbursement and not later than the end of the year following the year in which the expenses were incurred, provided further that the amount reimbursable during any year shall not affect the amount reimbursable in any other year.
(h)The benefits claim procedure provided in this Section 8 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 8 shall be interpreted, construed, and limited in accordance with such intent.
9.General Provisions.
(a)Taxes. The Company and its Affiliates are authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and its Affiliates and the Eligible Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)Offset. The Company may set off against any payments due to the Eligible Employee, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Employee, whether arising under the Plan or otherwise, provided that any such offset must be compliant with applicable law and no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(c)Amendment and Termination. This Plan may be amended or modified in any respect and may be terminated by the Board, provided that the Plan may not be amended, modified or terminated in any manner that would in any way adversely affect, before the expiration of the 12-month period following notice of such action to the Eligible Employee (or before the second anniversary of the Effective Date if later), the benefits or protections provided hereunder to any individual who is an Eligible Employee under the Plan at the time of such action.
(d)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Employee under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(e)Transfer and Assignment. Neither an Eligible Employee nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(f)Unfunded Obligation. All benefits due an Eligible Employee under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Employees shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(g)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(h)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon the termination of an Eligible Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Employee’s death or (ii) the date that is six months after such Eligible Employee’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Employee (or such Eligible Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Employee on account of non-compliance with Section 409A.
(i)Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Hawaii, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). Any action to enforce rights under this Plan shall be brought only in the state and federal courts residing in, or with jurisdiction over, Honolulu County, Hawaii.
(j)Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Employee’s obligations under the Plan and shall be entitled to enforce such obligations as if a party hereto.
(k)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Employees. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(l)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”,

“hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Company.
(m)Overpayment. If, due to mistake or any other reason, a person receives severance payments under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(n)Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(o)Agent for Service of Legal Process. Legal process may be served on the Board, which is the plan administrator for purposes of ERISA, at the following address: 1099 Alakea Street, Suite 2200, Honolulu, Hawaii  96813.